Exhibit 99.1

March 4, 2005

[Inside Address]

Dear      ,

February 2005 was a month filled with extraordinary events. The Company’s management and Board of Directors are committed to addressing these issues thoroughly and resolving them as quickly as possible. We have been in active contact with the Ohio Department of Insurance, A.M. Best Company, and others to address Ernst & Young LLP’s February 7th decision to withdraw their audit and actuarial reports for Ohio Indemnity Company.

We are focused on providing our clients a superior level of service while keeping you updated on our ultimate goal of audited financials and the return of our “Excellent” rating from AM Best! The following actions have occurred during the past two weeks:

•	On February 17th, we announced the engagement of Merlinos & Associates, Inc., an actuarial consulting firm, to perform an analysis and issue a statement of actuarial opinion concerning Ohio Indemnity Company’s loss reserves as of December 31, 2004.

•	On February 18th, we announced that the Audit Committee of the Board of Directors of the Company had engaged Kirkpatrick & Lockhart Nicholson Graham LLP to conduct a thorough review of each of the concerns raised by Ernst & Young LLP.

•	On February 25th, the Ohio Department of Insurance approved a $4.2 million capital contribution from Bancinsurance Corporation to Ohio Indemnity Company as an admitted asset as of December 31, 2004.

•	On February 28th, we received a statement of actuarial opinion from Merlinos & Associates, Inc. concerning Ohio Indemnity Company’s statutory reserves as of December 31, 2004. Their opinion was unqualified with the exception of immigration bond reserves established on the discontinued bond program. Of the Company’s $29.1 million in total reserves as of December 31, 2004, immigration bond reserves represent $3.6 million.

•	On March 1st, we filed our statutory financial statements for the year 2004 and the Statement of Actuarial Opinion with the National Association of Insurance Commissioners (NAIC), A.M. Best Company and all 48 states where we are licensed. The financial information presented in this letter is derived from this filing.

We are working diligently to address pending matters while we remain focused on our core business. The issues concerning the discontinued bond program are related to compliance, rather than the financial strength of Ohio Indemnity Company.

During 2004 we increased our loss reserves by $18.9 million, which specifically included an $18.8 million increase for the discontinued bond program. We used what we believe is a conservative approach to determine the reserves at year end. It includes the full amount of reported and incurred but not reported bond program claims, which are being challenged by the Company through arbitration proceedings with the insurance carriers. Final settlement of matters related to the discontinued bond program may take some time due to these pending arbitrations. Reflecting this approach, our reserve does not include any estimate for positive results that may arise from the outcome of the arbitrations or other possible recoveries on the discontinued bond program.

At December 31, 2004, Ohio Indemnity Company had statutory surplus of $30.1 million compared to $36.3 million on the same date a year ago. The Company also has $80.7 million of cash and invested assets as of year end 2004. Over the long term, we have financial flexibility to fully address this type of business situation. Importantly, our claims paying ability remains unchanged.

We are moving toward a thorough and full resolution of the concerns raised by Ernst & Young LLP. The Company’s Audit Committee will complete their investigation and recommend whatever action may be necessary to resolve these issues. We are fully cooperating with all parties concerned and believe that our representation of the facts in this matter is sound. We currently anticipate that the Audit Committee’s review will be completed by May 15, 2005. Our objective is to have the withdrawn audit reports re-issued or replaced and to have Ohio Indemnity’s 2004 audit completed and an opinion issued by June 1, 2005.

We will keep you informed of our progress and appreciate your understanding during this period. In the interim, please call me directly if you have any questions or concerns. Most importantly, we sincerely value our relationship and appreciate your business.

Regards,

John S. Sokol
President
Ohio Indemnity Company